Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc.	Burns McClellan, Inc.
Thomas E. Newberry	Jonathan M. Nugent (investors)
Vice President, Corporate Communications	Kathy Jones, Ph.D. (media)
(508) 270-2374	(212) 213-0006

GTC BIOTHERAPEUTICS REPORTS FOURTH QUARTER AND YEAR END 2002
FINANCIAL RESULTS

FRAMINGHAM, MA — February 20, 2003 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) today reported financial results for the fourth quarter and year ended December 29, 2002.  The total net loss for the quarter was $6.3 million, or $0.23 per share, compared with $5.6 million, or $0.19 per share, for the same quarter last year.  The total net loss for the 2002 financial year was $24.3 million, or $0.86 per share, compared with $16.6 million, or $0.55 per share for 2001.  This total net loss is within GTC’s previous forecast of $0.82 to $0.87 per share for 2002.  The comparison between 2002 and 2001 is affected by a $2.2 million gain from GTC’s 2001 sale of Primedica Corporation to Charles River Laboratories International, Inc. (NYSE: CRL) as well as the $2.3 million gain from GTC’s 2001 sale of the CRL common stock that was received in the transaction.  In addition, the comparison between the net loss per share results in the annual and quarterly periods is affected by a reduction of approximately 2.5 million shares outstanding during 2002.

Revenues were $1.5 million for the quarter, a 49% decrease from the $3.0 million in the fourth quarter 2001.  Revenues for 2002 were $10.4 million, a 24% decrease from the $13.7 million in 2001.  The 2002 revenue result is lower than GTC’s previously forecasted $12 million due to the timing of certain milestones between 2002 and 2003.  The 2001 revenues included approximately $4.6 million from Fresenius AG, of which approximately $4.2 million of revenue related to payment for marketing rights in the recombinant human serum albumin (rhSA) program, and approximately $1.6 million from the ATIII joint venture before GTC reacquired full ownership of the recombinant antithrombin III (rhATIII) program in July 2001.  There were approximately $1.8 million of revenues from Fresenius in 2002 for the rhSA program.  Exclusive of revenues for the rhSA and rhATIII programs, revenues from the Company’s external programs were $8.6 million in 2002 compared to $7.5 million in 2001, an increase of 14.7%.  GTC and Fresenius have restructured the rhSA program into a joint venture to include the excipient market for this product.  In addition, GTC has used its full ownership position to advance the rhATIII program into clinical studies in patients with a hereditary deficiency of antithrombin, with the objective of preparing a filing for market approval in Europe in the first half of 2004.  GTC is seeking to attract additional partnering revenues to both the rhATIII and rhSA programs in 2003.

The cost of revenue and operating expenses was $8.1 million in the current quarter, approximately 11% lower than the $9.1 million recorded in the fourth quarter 2001.  Operating expenses were $36.3 million for 2002, about 3% lower than the $37.6 million in 2001.  Cost of revenue decreased from $4.5 million to $2.4 million in the quarterly comparison and from $15.1 million to $13.1 million in the annual comparison.  GTC spent approximately $1.7 million more on its research and development programs in the fourth quarter 2002 compared with the fourth quarter 2001.  Research and development spending for the year increased to $11.9 million compared to $11.4 million for 2001.  These expense results are driven primarily by the work to advance the rhATIII program into clinical studies, the purification and scale-up activities begun in the rhSA program, and the implementation of nuclear transfer technology into production operations.  Selling, general and administrative (SG&A) expenses decreased from $2.7 million to  $2.1 million in the quarterly comparison and increased from $11.1 million to $11.3 million in the annual comparison.  The annual increase in SG&A included the acquisition of office and laboratory space to consolidate several functions into a single location, additional development of information technology systems, and increased expenses in regulatory affairs and corporate development, which was partially offset by the reversal of a bad debt reserve in the fourth quarter.

The weighted average number of shares outstanding decreased in the quarterly comparison from 30.2 million shares for the fourth quarter 2001 to 27.7 million shares in the fourth quarter 2002.  The weighted average number of shares outstanding for the year decreased from 30.0 million shares in 2001 to 28.4 million shares in 2002.  This decrease reflected the buy back of approximately 2.8 million shares of common stock from Genzyme Corporation in April 2002, which was partly offset by the issuance of stock as part of the Employee Stock Purchase Plan and 401(k) Plan.

Cash and marketable securities at the end of 2002 totaled $57.3 million.  GTC used approximately $8.7 million of cash in the fourth quarter.  Excluding the $4.8 million of cash used by the Company in the buy back of stock from Genzyme, GTC used $28.3 million of cash for the year.  This compares with GTC’s previous forecast for approximately $27 million to be used for operating and capital needs in 2002, with any difference being associated with the timing of milestone revenues between 2002 and 2003.  The stock buy back transaction also included issuing a $4.8 million promissory note to Genzyme, which requires the first payment of principal in the second quarter of 2005.  The sum of current liabilities and long-term debt at the end of the quarter is about $26.6 million compared to $18.4 million at the end of 2001.  This increase is due primarily to the $4.8 million promissory note issued to Genzyme and the use of the available credit line to finance additional capital investment in GTC’s production facilities.

“We have significantly advanced a number of products towards commercialization in 2002.  GTC has made substantial progress in our rhATIII and rhSA programs as well as in our work with Merrimack’s MM-093 product,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman, President and Chief Executive Officer.  Dr. Cox continued, “GTC is focused on using our existing financial resources and partnering opportunities to fund our operations into 2005, when we anticipate we will start to receive commercial product revenue.”

GTC has made significant progress in bringing its lead rhATIII program into advanced clinical studies this year.  A 15-patient pharmacokinetic study in Europe of patients with a hereditary antithrombin deficiency (HD) was successfully completed, establishing the dosing for an efficacy study.  GTC has begun an efficacy study of HD patients that is expected to be the final study before filing for market authorization in Europe.  The efficacy study is evaluating the incidence of deep vein thrombosis in HD patients that are undergoing surgery or childbirth.  The efficacy study is expected to include at least 12 patients and be completed before the end of 2003.  GTC expects to file for European market authorization in the first half of 2004.

GTC and Fresenius AG restructured the rhSA program as a joint venture to expand the commercial opportunities to include the excipient market.  GTC is now seeking additional funding for the joint venture from new partners.  The therapeutic blood expander market has been under development with Fresenius.  GTC also has a strategic interest in developing rhSA in the excipient market with the potential for commercial sales in the next few years.  GTC has made significant progress in establishing cattle that express rhSA in their milk as well as developing the purification process and beginning scale-up activities.

During the fourth quarter of 2002, GTC and Merrimack Pharmaceuticals, Inc. entered into an agreement for clinical production and purification of MM-093 (formally ABI.001), which is a recombinant human alpha-fetoprotein (rhAFP).  This agreement provides for GTC to be compensated for its production work primarily upon delivery of MM-093, beginning in 2003. Payment to GTC on this program is substantially dependent upon Merrimack completing a further equity financing. Merrimack intends to use transgenically produced MM-093 to initiate its Phase I clinical studies of rhAFP in Myasthenia Gravis in the second half of 2003. RhAFP had been difficult to express properly using conventional bioreactor systems

GTC continues to drive the clinical development of rhATIII and anticipates making additional advances in its programs, improving its revenue and cash burn in 2003 over the 2002 results.  The anticipated revenue projection for 2003 is approximately $15 million to $20 million, including partnering revenues for GTC’s internal programs.  GTC expects its total cash use in 2003 to be approximately $20 million to $25 million.  The forecast for total net loss in 2003 is expected to be $0.70 to $0.80 per share.  GTC continues to forecast that its current cash resources and partnering revenue opportunities are sufficient to finance the company into 2005.

GTC Biotherapeutics expects to discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. this morning.  The call may be heard through the Company’s web site, http://www.gtc-bio.com.

GTC Biotherapeutics is the leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology.  GTC has more than a dozen programs in development and one product in clinical trials.  These programs are focused on developing both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional bioreactor systems.  GTC has begun a clinical efficacy study in Europe with its lead program, recombinant human antithrombin III (rhATIII), a human blood plasma protein.  In addition to the rhATIII program, GTC is developing a recombinant human serum albumin and a malaria vaccine.  GTC’s external program collaborations are developing products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer.  These external partners include Abbott, Bristol-Myers Squibb, Centocor, Elan, Alexion, ImmunoGen, Merrimack and Progenics.  Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding GTC’s future results of operations, financial condition and cash position, the prospects for its ongoing efficacy study and filing for marketing approval of rhATIII, the ability to develop the excipient market for the rhSA program, and clinical production for the Merrimack Pharmaceuticals program.  Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with clinical studies and seeking additional partners, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and the Company undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2002	2001	2002	2001

Revenue	$1,540	$3,047	$10,379	$13,740

Costs of revenue and operating expenses:
Cost of revenue	2,364	4,543	13,100	15,075
Research and development	3,634	1,938	11,869	7,353
Selling, general and administrative	2,130	2,664	11,319	11,078
Equity in loss of joint venture	—	—	—	4,078
	8,128	9,145	36,288	37,584

Loss from continuing operations	$(6,588)	$(6,098)	$(25,909)	$(23,844)
Other income (expense):
Interest income	438	652	2,028	3,478
Interest expense	(141)	(154)	(437)	(746)
Realized gain on sale of securities	—	(3)	(2)	2,320

Loss from continuing operations	$(6,291)	$(5,603)	$(24,320)	$(18,792)

Discontinued operations
Gain on disposal of discontinued contract research operations	—	—	—	2,236

Net loss	$(6,291)	$(5,603)	$(24,320)	$(16,556)

Net loss per common share (basic and diluted)	$(0.23)	$(0.19)	$(0.86)	$(0.55)

Weighted average number of shares outstanding (basic and diluted)	27,678	30,181	28,353	29,975

	December 29,	December 30,
	2002	2001

Cash and marketable securities	$57,349	$90,448
Other current assets	4,111	2,423
Property and equipment, (net)	21,701	15,957
Other assets	12,212	11,615
Total assets	$95,373	$120,443

Current liabilities	$13,771	$18,413
Long-term debt	12,786	26
Other liabilities	44	54
Stockholders’ equity	68,772	101,950
Total liabilities and stockholders’ equity	$95,373	$120,443